Exhibit 11
                           DETECTION SYSTEMS, INC.
                      COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share data)

Three Months Ended September 30,             1998        1997
                                             ----        ----
Net income                                 $1,230        $672
                                            =====       =====
Weighted average number of shares           6,324       4,837
                                            =====       =====
Basic earnings per share                    $0.19       $0.14
                                            =====       =====
Shares attributable to deferred
 compensation plans and stock
 options and warrants                         515         603
                                             ====        ====
Diluted earnings per share:                 $0.18       $0.12
                                             ====        ====



Six Months Ended September 30,               1998        1997
                                             ----        ----
Net income                                 $2,062      $1,805
Plus: amortization of redeemable stock                     13
                                            -----       -----
Income available to common stockholders     2,062       1,818
                                            =====       =====
Weighted average number of shares           6,307       4,724
                                            =====       =====
Basic earnings per share                    $0.33       $0.38
                                            =====       =====
Shares attributable to deferred
 compensation plans and stock
 options and warrants                         523         583
                                             ====        ====
Diluted earnings per share:                 $0.30       $0.34
                                             ====        ====